Exhibit 4.2

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of May 31, 2007, among Universal Hospital Services, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, UHS Merger Sub, Inc., a Delaware corporation (“Merger Sub”), as Issuer, has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of May 31, 2007, providing for the issuance of an unlimited aggregate principal amount of Second Lien Senior Secured Floating Rate Notes due 2015 and 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (together, the “Notes”);

WHEREAS, the Indenture provides that the Issuer and the Trustee may execute and deliver a supplemental indenture to, among other things, provide for the assumption of the Issuer’s obligations to holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the assets of the Issuer;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

WHEREAS, the Merger between the Company and Merger Sub has been completed with the Company as the surviving corporation and, by operation of law, the Company has succeeded to and assumed all of Merger Sub’s rights, powers and obligations under the Indenture and the Notes;

WHEREAS, in accordance with the terms of the Indenture, the Company is entering into this Supplemental Indenture to expressly succeed to, and be substituted for (so that the provisions of the Indenture referring to “the Issuer” shall refer to the Company and not to Merger Sub) and may exercise every right and power of, the Issuer under the Indenture with the same effect as if the Company had been named as the Issuer in the Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)           Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)           Agreement of the Company to be Bound. The Company hereby becomes a party to the Indenture and the Notes and is hereby succeeding to and assuming all of the Issuer’s rights, powers and obligations under the Indenture and the Notes. The Company agrees to be bound by all of the provisions of the Indenture and the Notes applicable to the Issuer and to perform all of the obligations and agreements of the Issuer under the Indenture and the Notes. All references to the Issuer in the Indenture shall be deemed to refer to Universal Hospital Services, Inc. from and after the date of this Supplemental Indenture.

(3)           Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(4)           No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of Merger Sub shall have any liability for any obligations of the Issuer under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)           Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)           Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7)           Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

(8)           The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

(9)           Successors. All agreements of the Company in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 5.02 of the Indenture or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

UNIVERSAL HOSPITAL SERVICES, INC.

By:	/s/ Rex T. Clevenger
Name: Rex T. Clevenger
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner
Title: Vice President